                                                                      EXHIBIT 15
                                                                      ----------


                              ARTHUR ANDERSEN LLP



To Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in this Registration Statement on Form S-8 (relating to the 1989 Stock Incentive Plan of Delta Air Lines, Inc., as amended) its Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997, which include our reports dated October 31, 1997 and January 30, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ ARTHUR ANDERSEN LLP



Atlanta, Georgia
April 3, 1998